Exhibit 99.1
DENBURY ANNOUNCES CLOSING OF GULF COAST ACQUISITION
Increases 2012 Production Estimates

PLANO, TX – June 6, 2012 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced the closing of its previously announced acquisition of Thompson Field in Fort Bend County, Texas for cash consideration of approximately $360 million before purchase price adjustments.  The Company funded the purchase with approximately $213 million of cash received from its property sales earlier this year as part of a like-kind exchange transaction, and the remainder from borrowings under its revolving credit facility.

With the acquisition, Denbury is increasing its most recent 2012 annual production estimates by 1,150 barrels of oil equivalent per day (“BOE/d”).  The increase reflects estimated average production of approximately 2,000 barrels of oil per day from the acquired properties for the remainder of 2012.  The following table summarizes the updated 2012 annual production estimates.  As indicated in its first quarter 2012 earnings press release, the Company estimates tertiary and total production will be in the upper half of their respective estimated ranges.

Operating Area	2012 Estimated Production (BOE/d)
Tertiary (unchanged)	33,000 – 36,000
Bakken (unchanged)	14,350 – 16,350
Other (adjusted for acquisition)	22,000
Total Continuing Production Production Sold (unchanged) Total Production	69,350 – 74,350 425 69,775 – 74,775

Denbury Resources Inc. is a growing independent oil and natural gas company. The Company is the largest combined oil and natural gas producer in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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This press release contains forward-looking statements that involve risks and uncertainties including estimated 2012 daily production volumes and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972-673-2000
Mark Allen, Sr. VP and CFO, 972-673-2000
Jack Collins, Executive Director, Investor Relations, 972-673-2028